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                                 Exhibit 11.3

                  U.S. Energy Systems, Inc. and Subsidiaries
                   Pro Forma Earnings Per share Calculation
                               January 31, 1996
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
Number of shares issued and outstanding.......                           438,773
Anchor preferred stock converted to common....                           129,740
Conversion of debentures ($500,000 principal).                           125,000

New issue per prospectus, limited to use of
 proceeds
Total use of proceeds...(A)...................           $ 3,802,000
Net proceeds per share = $7,052,000/2,125,000            $      3.32   1,145,181
                                                                       ---------

Total Pro Forma common shares outstanding.....                         1,838,694
                                                                       =========


Income before extraordinary items.............            $  493,000

Provision for preferred dividend..............              (341,000)
                                                           ---------
Net available for common stockholders.........            $  152,000
                                                           =========


Earnings per share ...........................            $     0.08
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(A) Includes acquisition of Steamboat Facilities of loans and accrued interest less proceeds from issuance of preferred stock and private warrants.